Exhibit 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact:	Michael O. Gilles
978-720-1226

BEVERLY NATIONAL CORPORATION

ANNOUNCES NET INCOME FOR THE QUARTER ENDED MARCH 31, 2009

(Beverly, MA) April 22, 2009 - Don Fournier, President and Chief Executive Officer of Beverly National Corporation (NYSE Amex: “BNV”) (the “Company”) and its subsidiary, Beverly National Bank (the “Bank”), announced the Company’s results for the quarter ended March 31, 2009.

The Company reported net income for the quarter ended March 31, 2009 of $925,000, or basic and fully diluted earnings of $0.35 per share. These results represent an increase of 1.7% in net income and 1.3% in earnings per share from net income of $910,000, or basic and fully diluted earnings of $0.34 per share, for the same period last year.

The increase in earnings for the period presented is the net result of an increase in net interest and dividend income after the provision for loan losses, a reduction in noninterest income and a higher level of noninterest and income tax expense. Net interest and dividend income before the provision for loan losses increased $535,000, or 13.5%, for the quarter ended March 31, 2009 from the same period last year. The improvement is primarily a result of the reduction in cost of funds, spurred by lower interest rates, through the replacement of maturing certificates of deposit and FHLB advances at much lower current market rates. The net interest margin for the three months ended March 31, 2009 was 4.35%, compared to 3.79% for the same period last year.

Noninterest income decreased for the quarter ended March 31, 2009 as compared to the quarter ended March 31, 2008, as fees collected on deposit and loan services declined due to lower volumes. Income from wealth management services and the sale of non-deposit products also declined, as they were impacted by the current economic environment and a decline in the market value of assets under management. Noninterest expenses increased, primarily a result of an industry-wide increase in FDIC insurance assessments, which rose from $10,000 for the quarter ended March 31, 2008 to $135,000 for the quarter ended March 31, 2009 notwithstanding that the Bank is well capitalized. It is generally anticipated that these assessments will continue at increased rates due to significant decreases in the reserves of the FDIC’s Deposit Insurance Fund.

President Fournier stated, “While we find ourselves in the midst of an incredibly challenging operating environment for a financial institution, we are proud to be reporting strong core operating results for the quarter ended March 31, 2009. During the calendar quarter, we faced the challenges brought on by increasing unemployment, a recessionary economy, rising levels of loan delinquencies, a growing number of foreclosures and additional asset write-offs by many banks across the country. In spite of these obstacles, I am pleased to report that we have continued to avoid any major deterioration in our loan asset quality and remain a strong community bank committed to providing commercial and consumer credit when those in our communities need it most. Net income and earnings per share have increased over last year, primarily due to the improvement in the net interest margin. While we are pleased to report our performance in this challenging and competitive environment, we remain focused on maintaining core earnings base and strong asset quality in 2009.”

The Company increased its provision for loan losses to $225,000 for the quarter ended March 31, 2009, compared to $128,000 for the same period last year. The increase was driven by the combination of challenging economic conditions, concerns over further potential reduction in real estate collateral values and the impact a prolonged recession and economic downturn could have on the Company’s loan portfolio. In these difficult economic times, the Company has been able to maintain its asset quality. Non-performing loans totaled only $174,000, or 0.05%, of total loans at March 31, 2009, compared to non-performing loans of $245,000, or 0.07%, of total loans at March 31, 2008. The allowance for loan losses totaled $4.4 million, or 1.30%, of total loans at March 31, 2009, an increase from 1.22% at December 31, 2008. During the quarter, the Bank had only $1,000 of loan charge-offs. President Fournier stated, “Because of our discipline and ability to maintain sound underwriting standards, our asset quality has remained strong while many in the banking industry are facing write-downs and charge-offs. Nonetheless, in the current economic environment it is prudent to continue to build loan loss reserves.”

Total assets as of March 31, 2009 were relatively unchanged at $484.7 million, compared to $485.5 million at December 31, 2008. Loans, net of the allowance for loan losses, totaled $332.9 million, a decrease of $1.7 million, or 0.5%, from $334.6 million at December 31, 2008. Investments in available-for-sale securities increased to $106.1 million from $103.6 million at December 31, 2008. Deposits increased $10.1 million, or 3.0%, and Federal Home Loan Bank advances decreased $26.3 million, or 31.2%, from $84.4 million at December 31, 2008. Securities sold under agreements to repurchase increased $14.7 million, or 110.4%, from $13.3 million at December 31, 2008. Total stockholders’ equity was $41.8 million, or 8.62% of total assets, and the book value increased from $15.41 at December 31, 2008 to $15.68 at March 31, 2009, a result of the Company’s net income and the decrease in unrealized losses on available-for-sale securities. President Fournier stated, “We have intentionally slowed our growth rate since the third quarter of 2008 as economic news indicated growing troubles in the economy and projections that asset values could continue to fall. This continued during the first quarter of 2009. Our loan portfolio remained stable, decreasing just slightly over the quarter. The increase in deposits and repurchase agreements were used by the Bank to pay down advances from the Federal Home Loan Bank. We remain focused on maintaining asset quality, business development, improvement in operating efficiencies, identifying sound growth opportunities, and closely monitoring our strategic focus and changes in economic conditions in the areas we operate.” As of March 31, 2009, the Bank continued to meet the definitions and regulatory capital requirements of a well-capitalized institution.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Cash and due from banks	$8,820	$9,628
Federal funds sold	5,926	6,550
Interest-bearing demand deposits with other banks	59	9
Short-term investments	363	363

Cash and cash equivalents	15,168	16,550
Investments in available-for-sale securities (at fair value)	106,085	103,623
Federal Home Loan Bank stock, at cost	4,171	4,086
Federal Reserve Bank stock, at cost	554	553
Loans, net of the allowance for loan losses of $4,385 and $4,127, respectively	332,927	334,639
Premises and equipment	8,404	8,386
Bank owned life insurance	7,021	6,950
Accrued interest receivable	1,790	1,769
Other assets	8,588	8,949

Total assets	$484,708	$485,505

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$73,110	$74,872
Interest-bearing	276,559	264,661

Total deposits	349,669	339,533
Federal Home Loan Bank advances	58,062	84,425
Securities sold under agreements to repurchase	27,956	13,289
Other liabilities	7,269	7,220

Total liabilities	442,956	444,467

Stockholders’ equity:
Preferred stock, $1.00 par value per share; 300,000 shares authorized; issued and outstanding none	—	—
Common stock, $2.50 par value per share; 5,000,000 shares authorized; issued 2,912,437 shares as of March 31, 2009 and December 31, 2008; outstanding, 2,663,545 shares as of March 31, 2009 and December 31, 2008	7,281	7,281
Paid-in capital	22,918	22,917
Retained earnings	18,852	18,459
Treasury stock, at cost (248,892 shares as of March 31, 2009 and December 31, 2008)	(4,370)	(4,370)
Unearned shares, Restricted Stock Plan (13,705 shares as of March 31, 2009 and 15,755 shares as of December 31, 2008)	(283)	(323)
Accumulated other comprehensive loss	(2,646)	(2,926)

Total stockholders’ equity	41,752	41,038

Total liabilities and stockholders’ equity	$484,708	$485,505

Book value per share	$15.68	$15.41

The accompanying notes are an integral part of these condensed consolidated financial statements.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31, 2009	March 31, 2008
Interest and dividend income:
Interest and fees on loans	$4,834	$5,128
Interest on debt securities:
Taxable	1,111	1,122
Tax-exempt	124	120
Dividends on marketable equity securities	201	249
Other interest	10	89

Total interest and dividend income	6,280	6,708

Interest expense:
Interest on deposits	1,016	1,932
Interest on other borrowed funds	551	695

Total interest expense	1,567	2,627

Net interest and dividend income	4,713	4,081
Provision for loan losses	225	128

Net interest and dividend income after provision for loan losses	4,488	3,953

Noninterest income:
Income from fiduciary activities	385	474
Fees from sale of non-deposit products	24	50
Service charges on deposit accounts	151	159
Other deposit fees	182	226
Income on cash surrender value of life insurance	74	73
Other income	148	200

Total noninterest income	964	1,182

Noninterest expense:
Salaries and employee benefits	2,211	2,216
Director fees	87	77
Occupancy expense	494	465
Equipment expense	178	246
Data processing fees	352	289
Marketing and public relations	101	105
Professional fees	218	167
FDIC insurance assessments	135	10
Other expense	384	367

Total noninterest expense	4,160	3,942

Income before income taxes	1,292	1,193
Income taxes	367	283

Net income	$925	$910

Comprehensive income	$1,205	$1,013

Earnings per share:
Weighted average shares outstanding	2,663,545	2,653,074

Weighted average diluted shares outstanding	2,663,821	2,656,952

Earnings per common share	$0.35	$0.34
Earnings per common share, assuming dilution	$0.35	$0.34
Dividends per share	$0.20	$0.20

The accompanying notes are an integral part of these condensed consolidated financial statements.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

(In thousands, except share and per share data)

(unaudited)

	March 31, 2009	December 31, 2008
Balance sheet data:
Total assets	$484,708	$485,505
Total loans, net of allowance	332,927	334,639
Allowance for loan losses	4,385	4,127
Investments (1)	110,810	108,262
Deposits	349,669	339,533
Stockholders’ equity	41,752	41,038
Book value (at end of period)	$15.68	$15.41

Asset quality ratios:
Non-performing loans (2)	$174	$186
Non-performing loans to total loans	0.05%	0.05%
Non-performing assets to total assets (3)	0.04%	0.04%
Allowance for loan losses as a percentage of:
Non-performing loans	2,520%	2,219%
Total loans (at end of period)	1.30%	1.22%

	Three Months Ended
	March 31, 2009	March 31, 2008
Earnings data:
Interest and dividend income	$6,280	$6,708
Interest expense	1,567	2,627

Net interest and dividend income	4,713	4,081
Provision for loan losses	225	128
Noninterest income	964	1,182
Noninterest expense	4,160	3,942

Income before income taxes	1,292	1,193
Income taxes	367	283

Net income	$925	$910

Per share data:
Net income-basic	$0.35	$0.34
Net income-diluted	0.35	0.34
Cash dividends	$0.20	$0.20
Weighted average shares:
Basic	2,663,545	2,653,074
Diluted	2,663,821	2,656,952

Financial ratios:
Return on average assets	0.77%	0.77%
Return on average equity	8.97%	7.92%
Net interest margin	4.35%	3.63%

(1)	Includes available-for-sale securities and stock in the Federal Reserve Bank and the Federal Home Loan Bank of Boston.
(2)	Non-performing loans are defined as nonaccrual loans and loans that are past due ninety days or more but still accruing interest.
(3)	Non-performing assets are defined as non-performing loans and other real estate owned.

*Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea, Salem and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, wealth management, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.